Exhibit 99.1

October 12, 2005

News Release

Source: EnXnet, Inc.

EnXnet, Inc. Announces Improvements to ThinDisc(c) Patent Application

Tulsa, Okla-(BUSINESS WIRE)-October 12, 2005 EnXnet, Inc. (OTCBB:EXNT-news)- EnXnet, Inc. announces it has filed numerous improvements for Utility and Design Patent rights to its ThinDisc(c) patent filed in March 2005. Developed during extensive manufacturing process research and development, these improvements significantly expand the usage range of the technology. EnXnet has successfully manufactured working prototypes in the Interactive Transaction Card format and is prepared to manufacture and deliver the ThinDisc(c) in commercial quantities. This development will enable the marketing contract with One28 Marketing Group, announced in EnXnet's press release of March 16, 2005, to begin taking orders with firm product delivery dates.

While the ThinDisc(c) has many applications, a primary and high-volume use is stored value cards combining magnetic stripe and bar code data with optical media, in Compact Disc (CD), Digital Video Disc (DVD) format, or any other optical disc readable products. Including the optical disc readability allows issuers to promote their products with both audio and video messages while providing their customers with added value and convenience when using a stored value card. Stored value cards include, but are not limited to, debit, event tickets, gift, health services, incentive, loyalty, merchandise, payroll, prepaid phone, promotion, room key, or other monetary transaction cards. Stored value cards are one of the most dynamic and fastest growing products in the financial industry. Anyone who makes purchases with a merchant gift card, places phone calls with a prepaid telephone card, or buys goods or services with a prepaid debit card is using a stored value card.

The ThinDisc(c) is the same thickness as a standard credit card, thus it is easily read by existing credit card readers. ThinDisc(c) offers issuers a unique stored value card that has audio and video capabilities to promote its products and services. Issuers can now deliver store and product promotions, printable coupons, sales campaigns, specials and other information about their company when they issue a stored value card. ThinDisc(c) technology significantly multiplies the usefulness of these cards for both issuer and user.

The stored value card market is growing and evolving rapidly. There are about 1 billion stored value cards in use today. It is estimated that the US stored value card market will be worth $290 billion by 2006. The Pelorus Group noted that the global market for all stored value applications in 2004 stood at just under $490 billion, according to a recent Prepaid Press article. Experts put this industry in the introductory or early growth stage of the product life cycle, suggesting that there is substantial growth potential in the years ahead. Stored value solutions have become the most talked about, next generation marketing tool for retailers.

Mark Pempsell, Director of Marketing of EnXnet, Inc., had this to say: "Our ThinDisc(c) technology was developed to accommodate a wide range of applications. When approached by the stored value card industry to use our technology, we were able to adapt our manufacturing process to meet their needs. It gives us great pleasure in seeing one of our technologies being applied to an industry with such explosive growth potential. We feel that bringing ThinDisc's(c) audio and video capabilities to the stored-value card industry will prove to be an essential element in fueling this growth by opening new communication channels for both the card issuers and card users".

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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Contact:

Ryan Corley
EnXnet, Inc.
11333 E. Pine Street
Suite 75
Tulsa, OK 74116
918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com